Exhibit 99
                                First Banks, Inc.
                               St. Louis, Missouri

Contacts:  Terrance M. McCarthy              Lisa K. Vansickle
           President and                     Senior Vice President and
           Chief Executive Officer           Chief Financial Officer
           First Banks, Inc.                 First Banks, Inc.
           (314) 854-5404                    (314) 592-5000


Traded:    NYSE
Symbol:    FBSPrA - (First  Preferred  Capital Trust IV,  an affiliated trust of
                     First Banks, Inc.)

FOR IMMEDIATE RELEASE:

      First Banks, Inc. Announces Fourth Quarter And Year-End 2008 Results

     St. Louis, Missouri, January 30, 2009. First Banks, Inc. ("First Banks" or the "Company") reported a net loss of $202.3 million and $272.0 million for the three months and year ended December 31, 2008, respectively. The financial results for the three months and year ended December 31, 2008 were adversely impacted by a provision for loan losses of $139.0 million and $368.0 million for the three months and year ended December 31, 2008, respectively, and the recognition of a deferred tax asset valuation allowance of approximately $131.4 million during the fourth quarter of 2008.

     Terrance M. McCarthy, President and Chief Executive Officer of First Banks, said, "Being an active lender with a concentration in real estate loans, particularly in California and Florida, we, like others in our industry, incurred significant loan losses in 2008. We are proactively addressing this risk, however, by charging nonperforming loans down to current appraised values and substantially increasing our allowance for loan losses to $220.2 million at December 31, 2008, compared to $168.4 million at December 31, 2007. Primarily as a result of these loan losses, we were required to establish a deferred tax asset valuation allowance in accordance with U.S. generally accepted accounting principles. We believe this will be a temporary, non-cash charge to our earnings until the Company's financial performance returns to sustained profitability." The Company has a nearly 100-year history of profitability until the severe decline in economic conditions occurred in many of our markets throughout 2007 and 2008.

     During 2008, the Company raised a total of $420.4 million in new capital. The Company received a $125.0 million additional investment from its existing shareholders and issued $295.4 million of preferred stock in December as a participant in the U.S. Treasury's Capital Purchase Program. As a result, the Company's total risk-based and tier 1 capital ratios were 12.26% and 9.08%, respectively, at December 31, 2008, both well in excess of the regulatory "well capitalized" guidelines of 10.00% and 6.00%, respectively. Additionally, First Banks currently has a strong liquidity position with total borrowing capacity and cash and short-term investments in excess of $3.0 billion as of December 31, 2008.

     Mr. McCarthy said "Despite the many significant events of 2008 that adversely impacted us, we are in an excellent position to succeed in the long term because of our strong liquidity and capital position. We look forward to continuing to lend this money to consumers as well as small and mid-size businesses which should positively impact our future financial results once the current credit crisis subsides and economic conditions begin to stabilize."

     First Banks had assets of $10.80 billion at December 31, 2008 and currently operates 216 branch banking offices in California, Florida, Illinois, Missouri and Texas. Through its subsidiary bank, First Bank, the Company offers a broad range of financial products and services to consumers, businesses and institutions. Visit First Banks on the web at www.firstbanks.com.

                                      # # #

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements about First Banks' plans, objectives, estimates or projections with respect to our future financial condition, expected or anticipated revenues with respect to our results of operations and our business, expectations and intentions and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of First Banks' management and are subject to significant risks and uncertainties which may cause actual results to differ materially from those contemplated in the forward-looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: increased competition and its effect on pricing, spending, third-party relationships and revenues; changes in interest rates and overall economic conditions; and the risk of new and changing regulation. Additional factors which may cause First Banks' results to differ materially from those described in the forward-looking statements may be found in First Banks' Annual Report on Form 10-K and subsequently filed Amendment No. 1 to the Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as filed with the Securities and Exchange Commission ("SEC") and available at the SEC's internet site (http://www.sec.gov). The forward-looking statements in this press release speak
 ------------------
only as of the date of the press release, and First Banks does not assume any obligation to update the forward-looking statements or to update the reasons why actual results could differ from those contained in the forward-looking statements.